Exhibit 3.1

Request ID: 014754744 Province of Ontario Date Report Produced: 2012/10/31 Demande n°: Province de l’Ontario Document prodult le: Transaction ID: 049117286 Ministry of Government Services Time Report Produced: 10:59:33 Transaction n°: Ministère des Services gouvernementaux Imprimé à: Category ID: CT   Catégorie:   Certificate of Incorporation Certificat de constitution This is to certify that Ceci certifie que VIVENTIA BIO INC. Ontario Corporation No. Numéro matricule de la personne morale en Ontario 002348093 a corporation incorporated, est une société constituée aux termes under the laws of the Province of Ontario. des lois de la province de l’Ontario. These articles of incorporation Les présents statuts constitutifs are effective on entrent en vigueur le OCTOBER 31 OCTOBRE, 2012 Director/Directrice Business Corporations Act/Loi sur les sociétés par actions

Page: 1

Request ID / *Demande n°*
14754744

Ontario Corporation Number
Numéro de la compagnie en Ontario
2348093

FORM 1 / *FORMULE NUMÉRO 1*

BUSINESS CORPORATIONS ACT / *LOI SUR LES SOCIÉTÉS PAR ACTIONS*

ARTICLES OF INCORPORATION
STATUTS CONSTITUTIFS

1. The name of the corporation is: / *Dénomination sociale de la compagnie:*

VIVENTIA BIO INC.

2. The address of the registered office is: / *Adresse du siège social:*

7895 TRANMERE DRIVE Suite 204

(Street & Number, or R.R. Number & if Multi-Office Building give Room No.)
(Rue et numéro, ou numéro de la R.R. et, s'il s'agit édifice à bureau, numéro du bureau)

MISSISSAUGA
CANADA

(Name of Municipality or Post Office)
(Nom de la municipalité ou du bureau de poste)

ONTARIO
L5S 1V9

(Postal Code/*Code postal*)

3. Number (or minimum and maximum number) of directors is: / *Nombre (ou nombres minimal et maximal) d'administrateurs:*

Minimum 1 Maximum 10

4. The first director(s) is/are: / *Premier(s) administrateur(s):*

First name, initials and surname
Prénom, initiales et nom de famille

Resident Canadian State Yes or No
Résident Canadien Oui/Non

Address for service, giving Street & No. or R.R. No., Municipality and Postal Code
Domicile élu, y compris la rue et le numéro, le numéro de la R.R., ou le nom de la municipalité et le code postal

* LESLIE L. YES
DAN
15 HIGH POINT ROAD

TORONTO ONTARIO
CANADA M3B 2A3

Page: 2 Ontario Corporation Number Request ID / Demands n° Numéro de la compagnie en Ontario 14754744 2348093 5. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise. Limites, s’il y a lieu, imposées aux activités commerciales ou aux pouvoirs de la compagnie. NONE 6. The classes and any maximum number of shares that the corporation is authorised to issue: Catégories et nombre maximal, s’il y a lieu, d’actions que la compagnie est autorisée à ámettre: An unlimited number of Class A Common Shares and an unlimited number of Class B Common Shares.

 Page: 3 Ontario Corporation Number Request ID / Demands n° Numéro de la compagnie en Ontario 14754744 2348093 7. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series: Droits, privilèges, restrictions et conditions, s’il y a lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions que peut êtrs émise en série: CLASS A COMMON SHARES 1. The rights, privileges, restrictions and conditions attaching to the Class A Common Shares shall be as follows: (a) The holders of the Class A Common Shares shall be entitled to vote at all meetings of the shareholders of the Corporation, other than at meetings of the holders of other share classes meeting separately as a class, and at all such meetings each such holder shall have one (1) vote for each Class A Common Share held. (b) The holders of the Class A Common Shares shall be entitled to receive dividends on a fully participating basis pari passu with the holders of the Class B Common Shares if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable at such times and at such place or places in Canada as the board of directors may from time to time determine. (c) In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets or property of the Corporation amongst its shareholders for the purpose of winding up its affairs, the holders of the Class A Common Shares and the Class B Common Shares shall, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets or property of the Corporation upon such a distribution in priority to the Class A Common Shares and the Class B Common Shares, be equally entitled to receive all property and assets of the Corporation properly distributable to the shareholders of the Corporation on a share for share basis. (d) Any Class A Common Shares to be purchased by the Corporation shall be purchased: (i) with the written consent of the holders of all of the Class A Common Shares; or (ii) pursuant to tenders received by the Corporation upon a request for tenders addressed to all of the holders of the Class A Common Shares, and the Corporation shall accept only the lowest tenders. If in response to an invitation for tenders, two or more such shareholders submit tenders at the same price and the tenders are accepted by the Corporation as to part only of the shares offered, the Corporation shall accept part of the shares offered in each such tender in a manner such that the Corporation will have thereby accepted the same percentage (calculated to the nearest whole

 Page: 4 Ontario Corporation Number Request ID / Demands n° Numéro de la compagnie en Ontario 14754744 2348093 7. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series: Droits, privilèges, restrictions et conditions, s’il y a lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions que peut êtrs émise en série: share) of the total number of Class A Common Shares respectively offered in each such tender. CLASS B COMMON SHARES 2. The rights, privileges, restrictions and conditions attaching to the Class B Common Shares shall be as follows: (a) The holders of the Class B Common Shares shall be entitled to vote at all meetings of the shareholders of the Corporation, other than at meetings of the holders of other share classes meeting separately as a class, and at all such meetings each such holder shall have one (1) vote for each Class B Common Share held. (b) The holders of the Class B Common Shares shall be entitled to receive dividends on a fully participating basis pari passu with the holders of the Class A Common Shares if, as and whan declared by the board of directors of the Corporation out Of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable at such times and at such place or places in Canada as the board of directors may from time to time determine. (c) In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets or property of the Corporation amongst its shareholders for the purpose of winding up its affairs, the holders of the Class B Common Shares and the Class A Common Shares shall, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets or property of the Corporation upon such a distribution in priority to the Class B Common Shares and the Class A Common Shares, be equally entitled to receive all property and assets of the Corporation properly distributable to the shareholders of the Corporation on a share for share basis. (d) Any Class B Common Shares to be purchased by the Corporation shall be purchased: (i) with the written consent of the holders of all of the Class B Common Shares; or (ii) pursuant to tenders received by the Corporation upon a request, for tenders addressed to all of the holders of the Class B Common Shares, and the Corporation shall accept only the lowest tenders. If in response to an invitation for tenders, two or more such shareholders submit tenders at the same price and the tenders are accepted by the Corporation as to part only

 Page:5 Ontario Corporation Number Request ID / Demands n° Numéro de la compagnie en Ontario 14754744 2348093 7. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series: Droits, privilèges, restrictions et conditions, s’il y a lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions que peut êtrs émise en série: of the shares offered, the Corporation shall accept part of the shares offered in each such tender in a manner such that the Corporation will have thereby accepted the same percentage (calculated to the nearest whole share) of the total number of Class B Common Shares respectively offered in each such tender.

Page: 6 Ontario Corporation Number Request ID / Demande n° Numero de la compagnie en Ontario 14754744 2348093 8. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows: L’emission, le transfert ou la propriété d’actions est/n’est pas restraints. lea restrictions, s’ll y a lieu, sont les suirantes; No securities of the Corporation, other than non-convertible debt securities, if any, shall be transferred without (i) the express approval of the board of directors of the Corporation, to be signified by a resolution duly passed at a meeting of the board of directors or by instrument or instruments in writing signed by all of the directors, or (ii) the express approval of the shareholders of the Corporation entitled to vote at a meeting, to be signified by a resolution duly passed at a meeting of the shareholders or by instrument or instruments in writing signed by all of the shareholders.

Page: 7 Ontario Corporation Number Request ID / Demande n° Numéro de la campagnie en Ontario 14754744 2348093 9. Other provisions, (if any, are): Autres dispositions, s’il y a lieu; NONE

Page: 8 Ontario Corporation Number Request ID / Demands n° Numéro de la compagnie en Ontario 14754744 2348093 10. The names and addresses of the incorporators are Worn et addresses des fondateurs First name, initials and last name Prénom, initiate at nom de or corporate. name famille ou denomination sociale Full address for service or address of registered office or of principal place of business giving street & No. or R.R. No., municipality and postal code Domicile élu, adresse du siege social au adresse de l’établissement principal, y compris la roe at la numéro, la numéro de la R.R., la nom da la municipalité et la coda postal * LESLIE L. DAN 15 HIGH POINT ROAD TORONTO ONTARIO CANADA M3B 2A3